ot	Free Writing Prospectus pursuant to Rule 433 dated June 6, 2023 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Lookback Trigger PLUS Based on the Price of the Invesco S&P 500® Equal Weight ETF due January 6, 2025

Principal at Risk Securities

The Lookback Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated June 6, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS		Trigger PLUS Payoff Diagram*
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.

200%
150%
100%
50%
0%
Hypothetical Payment at maturity as % of Stated Principal Amount
Underlying ETF Performance
Leveraged Performance
Maximum Payment at Maturity as % of Stated principal amount
115%
Trigger PLUS Performance
107.5%
0%
80%
100%
200%
Hypothetical Final ETF Price as % of Initial ETF Price

Underlying ETF:	Invesco S&P 500® Equal Weight ETF (Bloomberg symbol, “RSP UP Equity”)
Index:	with respect to the underlying ETF, the S&P 500® Equal Weight Index
Pricing date:	expected to price on or about June 16, 2023
Original issue date:	expected to be June 22, 2023
Valuation date:	expected to be December 31, 2024
Stated maturity date:	expected to be January 6, 2025
Payment at maturity (for each $1,000 stated principal amount of your Trigger PLUS):

If the final ETF price is greater than the initial ETF price,

$1,000 + the leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final ETF price is equal to or less than the initial ETF price, but greater than or equal to the trigger price, $1,000

If the final ETF price is less than the trigger price, 1,000 × ETF performance factor.

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 20.00% and could be zero

Leveraged upside payment:	$1,000 × leverage factor × ETF percent increase	Hypothetical Final ETF Price (as Percentage of Initial ETF Price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
Leverage factor:	200.00%	150.000%	115.000%
Maximum payment at maturity (set on the pricing date):	At least $1,150 per Trigger PLUS (at least 115.00% of the stated principal amount)
		140.000%	115.000%
ETF percent increase:	(final ETF price - initial ETF price) / initial ETF price	130.000%	115.000%
		120.000%	115.000%
Initial ETF price:	the lowest closing price of the underlying ETF during the initial observation period	107.500%	115.000%
Initial observation period:	expected to be each scheduled ETF business day during the approximately one-month period from and including the pricing date to and including July 17, 2023	106.000%	112.000%
		105.000%	110.000%
		100.000%	100.000%
Final ETF price:	the closing price of the underlying ETF on the valuation date	95.000%	100.000%
Trigger price:	80.00% of the initial ETF price	90.000%	100.000%
ETF performance factor:	final ETF price / initial ETF price	85.000%	100.000%
		80.000%	100.000%
CUSIP / ISIN:	40057TAH7 / US40057TAH77	79.999%	79.999%
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)	50.000%	50.000%
		25.000%	25.000%
		0.000%	0.000%

*assumes a maximum payment at maturity of $1,150 per Trigger PLUS

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS on the stated maturity date is based on the performance of the Invesco S&P 500® Equal Weight ETF (ETF) as measured from the initial ETF price, which will be the lowest closing price of the ETF during the initial observation period, to the final ETF price.

The return on your Trigger PLUS is linked to the performance of the ETF, and not to that of the S&P 500® Equal Weight Index (index) on which the ETF is based. The ETF employs a “full replication” methodology in seeking to track its index, meaning that it generally will invest in all of the securities comprising its index in proportion to their weightings in the index. However, under various circumstances, the ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of its index. The performance of the ETF may significantly diverge from that of its index.

If the final ETF price is greater than the initial ETF price, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of 200.00% multiplied by the ETF percent increase (the percentage increase in the final ETF price from the initial ETF price), subject to the maximum payment at maturity of at least $1,150 (set on the pricing date) per Trigger PLUS. If the final ETF price is equal to or less than the initial ETF price but greater than or equal to the trigger price of 80.00% of the initial ETF price, you will receive the principal amount of your Trigger PLUS. However, if the final ETF price is less than the trigger price, you will lose a significant portion or all of your investment.

The Trigger PLUS are for investors willing to forgo interest payments and risk losing their entire investment if the final ETF price is less than the trigger price in exchange for the use of an initial observation period in determining the initial ETF price and the potential to earn 200.00% of any positive return of the underlying ETF, subject to the maximum payment at maturity.

The initial ETF price will be the lowest closing price of the ETF during the initial observation period. If the calculation agent determines that a market disruption event occurs on any scheduled ETF business day during the initial observation period or such day is not an ETF business day, the closing price of the ETF on such day will not be included in the calculation of the initial ETF price.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated June 6, 2023
•
General terms supplement no. 8,999 dated February 13, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your Trigger PLUS are linked. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Trigger PLUS Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Trigger PLUS
▪
The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Return on Your Trigger PLUS Will Be Limited
▪
The Initial ETF Price Will Not Be Determined Until the End of the Initial Observation Period
▪
The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF
▪
The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks
▪
The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS
▪
The Final ETF Price Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date
▪
The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors
▪
Your Trigger PLUS May Not Have an Active Trading Market
▪
If the Price of the Underlying ETF Changes, the Market Value of Your Trigger PLUS May Not Change in the Same Manner
▪
Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
▪
If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected
▪
As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Trigger PLUS

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

Additional Risks Related to the Underlying ETF

▪
The Policies of the Underlying ETF’s Investment Advisor, Invesco Capital Management LLC, and the Publisher of Its Index, S&P Dow Jones Indices LLC, Could Affect the Payment at Maturity and the Market Value of the Trigger PLUS
▪
Except to the Extent that the Common Stock of The Goldman Sachs Group, Inc. Is One of the Common Stocks Currently Held by the Underlying ETF and One of the Common Stocks that Comprise its Index, and Except to the Extent that GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlying ETF, There Is No Affiliation Between the Underlying ETF Investment Advisor or Its Index Publisher and Us
▪
There is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Underlying ETF and Its Index are Different and the Performance of the Underlying ETF May Not Correlate with the Performance of Its Index

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Trigger PLUS Are Uncertain
▪
Your Trigger PLUS May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing
▪
With Respect to Notes Linked to Index Stocks or Exchange-Traded Funds, You Have Limited Anti-Dilution Protection

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.

▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical closing prices of the underlying ETF), the terms of the Trigger PLUS and certain risks.